Contact Information:

CCG Elite
Crocker Coulson, President /	China Precision Steel
Leslie Richardson, Financial Writer	Leada Li, CFO
Tel: +1-310-231-8600	Email: leadali@biznetvigator.com
Email: crocker.coulson@ccgir.com / leslie.richardson@ccgir.com

FOR IMMEDIATE RELEASE

China Precision Steel Holds Annual General Meeting of Shareholders

SHANGHAI, China, November 13—China Precision Steel (Nasdaq: CPSL), a niche precision steel processing company principally engaged in producing and selling high precision cold-rolled steel products, announced that it held its 2007 Annual General Meeting of Shareholders (the “AGM”) on November 12, 2007, in New York City. Each of the proposals submitted for shareholder approval, as set out in the Company’s definitive Proxy Statement, was approved.

Specifically, the shareholders:

•	Elected Mr. Wo Hing Li, Mr. Hai Sheng Chen, Mr. Che Kin Lui, Mr. Tung Kuen Tsui and Mr. David Peter Wong as members of the Board of Director of the Company
•
Approved the change in the Company’s state of incorporation from Colorado to Delaware by approving and adopting an Agreement and Plan of Merger providing for the merger of the Company into its wholly-owned subsidiary, China Precision Steel, Inc., a Delaware corporation

•
Granted authority to the Company to issue an undetermined number of shares of Company Common Stock, shares of preferred stock convertible into Company Common Stock or warrants to purchase Company Common Stock, in an aggregate amount of up to 11,213,443 shares of Common Stock, in connection with capital raising activities over the next 12 months and prior to the next annual meeting of the Company’s Stockholders, at a price and on the terms to be determined by the Company’s Board of Directors

About China Precision Steel

China Precision Steel is a niche precision steel processing company principally engaged in the production and sale of high precision cold-rolled steel products and provides value added services such as heat treatment, and cutting medium and high carbon hot-rolled steel strips. China Precision Steel produces high precision ultra-thin and high-strength (0.03 mm to 7.5 mm) cold- rolled steel products primarily for automotive components, food packaging materials, saw blades and textile needle manufacturing companies in the People's Republic of China. The Company's operations are primarily located in China, with sales to Southeast Asia and Africa. For more information please visit http://www.chinaprecisionsteelinc.com .